EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Investor Contact:
John T. McClain, Chief Financial Officer
Jones Apparel Group
(212) 642-3860

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

JONES APPAREL GROUP, INC. REVISES FISCAL 2008 GUIDANCE;
REPORTS PRELIMINARY 2008 THIRD QUARTER RESULTS

New York, New York - October 14, 2008 - Jones Apparel Group, Inc. (NYSE: JNY) today revised its earnings guidance for fiscal year 2008, reflecting the continued weakening of the overall economic climate and the impact on consumer spending and on its retail customers of the recent unprecedented events in the financial markets.

Wesley R. Card, Jones Apparel Group President and Chief Executive Officer, stated, "The economic environment continues to deteriorate, as evidenced by the recently reported September retail comparable store sales figures.  Despite the increasingly difficult market conditions, we remain committed to our focus on enhancing our core brands to improve performance and increase our market share.  The strategies we began implementing last year, combined with new product initiatives, have revitalized and strengthened our ability to better manage through these volatile times."

The Company now expects to report 2008 full year adjusted earnings per share from continuing operations in a range of $0.93 to $0.98, compared with 2007 adjusted earnings per share from continuing operations of $1.26.  The Company's previous guidance was a range of $1.20 to $1.35.  For the third quarter of 2008, the Company expects to report adjusted earnings per share from continuing operations in a range of $0.32 to $0.34, compared with 2007 third quarter adjusted earnings per share from continuing operations of $0.51.

The Company continues to maintain a strong financial position and estimates that for the third quarter ended October 4, 2008 it will report available cash of approximately $200 million, with no outstanding short-term debt and over $1 billion of availability in committed revolving credit facilities.  The Company expects to end 2008 with approximately $300 million of available cash and no short term borrowings, and to generate operating cash flow from continuing operations for the year in a range of $130 million to $145 million.

Mr. Card continued, "Our retail operations trended negatively during the third quarter consistent with the overall economic climate, reflecting a drop in consumer confidence and spending levels.  Comparable store sales in our own stores declined significantly in September and were down approximately 2% for the full quarter.  Given the difficult business climate, we anticipate a more promotional fourth quarter and are therefore revising our full year guidance.  We believe that the progress we have made in managing working capital and strengthening our brands will enable us to navigate through this difficult time.  We continue to work closely with our customers to pursue our multiple strategies to drive consumer demand and growth, while controlling inventory and operating expenses."

The Company noted that these 2008 third quarter results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures.  The Company will provide an update on these matters when it announces 2008 third quarter results as scheduled, on Wednesday, October 29, 2008.  A conference call with management will be held on October 29 at 8:30 am Eastern Time, which is accessible by dialing 412-858-4600 or through a web cast at www.jonesapparel.com.  The call will be recorded and made available through November 6, 2008 and may be accessed by dialing 877-344-7529.  Enter account number 424319.

Reconciliation of Projected GAAP EPS to Projected Adjusted EPS
for the three months ended October 4, 2008 and the twelve months ended December 31, 2008
(UNAUDITED)

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

All amounts in millions, except per share data

	THIRD QUARTER		FULL YEAR
	2008	2007	2008	2007

Income from continuing operations	$ 24.5 - 26.0	$ 138.4	$ 58.7 - 61.2	$ 45.9
Provision (benefit) for income taxes	13.5 - 14.5	(90.9)	32.3 - 33.8	(104.4)
Reversal of losses on assets held for sale (a)	-	(30.4)	-	-
Gain on sale of Mexican operations	-	-	(0.2)	-
Items affecting segment income:
Gain on sale of interest in Australian joint venture (b)	-	-	-	(8.2)
Goodwill impairments (c)	-	-	-	78.0
Trademark impairments (d)	-	11.5	-	88.0
Severance and other costs related to the exit from certain moderate product lines and other restructuring costs	3.0 - 4.0	48.6	30.2 - 33.2	93.7

Adjusted income from continuing operations before taxes	41.0 - 44.5	77.2	121.0 - 128.0	193.0
Adjusted provision for income taxes	14.5 - 16.0	25.5	43.0 - 45.5	64.9

Adjusted income from continuing operations	$ 26.5 - 28.5	$ 51.7	$ 78.0 - 82.5	$ 128.1

Earnings per share from continuing operations - diluted	$ 0.30 - 0.31	$ 1.37	$ 0.70 - 0.73	$ 0.45
Provision (benefit) for income taxes	0.16 - 0.17	(0.90)	0.38 - 0.40	(1.03)
Reversal of osses on assets held for sale (a)	-	(0.30)	-	-
Gain on sale of Mexican operations	-	-	-	-
Items affecting segment income:
Gain on sale of interest in Australian joint venture (b)	-	-	-	(0.08)
Goodwill impairments (c)	-	-	-	0.77
Trademark impairments (d)	-	0.11	-	0.87
Severance and other costs related to the exit from certain moderate product lines and other restructuring costs	0.04 - 0.05	0.48	0.36 - 0.39	0.92

Adjusted income from continuing operations before taxes	0.50 - 0.53	0.76	1.44 - 1.52	1.90
Adjusted provision for income taxes	0.18 - 0.19	0.25	0.51 - 0.54	0.64

Adjusted earnings per share from continuing operations - diluted	$ 0.32 - 0.34	$ 0.51	$ 0.93 - 0.98	$ 1.26

(a)	Represents the reversal of the loss recorded in the second quarter 2007 relating to the adjustment of certain assets to their net realizable value.
(b)	Represents the gain recorded in relation to the sale of our interest in the Nine West Australia joint venture in December 2007.
(c)	Represents the impairments recorded as a result of the annual valuation of the fair value of our indefinite-lived intangible assets and goodwill in accordance with GAAP.
(d)	Represents the impairments recorded in accordance with SFAS No. 142, resulting from the shutdown of certain of our moderate sportswear brands.

Presentation of Financial Information

Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items.  These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons.  A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release.  The Company has not provided reconciliation with respect to 2008 targeted earnings per share projection given that it is an estimate derived from projected results.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories.  The Company also markets directly to consumers through its chain of specialty retail and value-based stores.  The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino,  Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit.  The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC.  Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer.  The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers.  The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture.  For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements.  The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements.  Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to attract and retain qualified executives and other key personnel;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor, advertising and transportation;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.